SUB-ITEM 77(H)
CHANGES IN CONTROL OF REGISTRANT

On May 11, 2016, Pine Grove Alternative Fund (the "Fund") ceased to publicly offer shares. On October 1, 2016, the Fund had no shareholders and ceased operations.